Exhibit 99.1

Point Therapeutics Reports First Quarter 2004 Financial Results

    BOSTON--(BUSINESS WIRE)--May 11, 2004--Point Therapeutics, Inc. (NASDAQ: POTP) today reported financial results for the fiscal quarter ended March 31, 2004. Point reported a net loss of $3,135,000 or $0.21 per share, in the first quarter of 2004, compared with a net loss of $1,862,000, or $0.20 per share, in the first quarter of 2003.
    During the first quarter of 2004, the Company achieved several important milestones:

    -- Initiated a Phase 2 talabostat (PT-100)/Taxotere(R) non-small cell lung cancer study,

    -- Presented preclinical data at the American Association of Cancer Research (AACR) annual meeting demonstrating talabostat's anti-tumor activity when combined with gemcitabine,

    --  Raised $13.5 million in a private placement offering,

    --  Began trading Point's Common Stock on the Nasdaq SmallCap
        Market following the close of the quarter (April 2).

    Research and development expenses increased to $2,168,000 in the first quarter of 2004, from $1,487,000 in the first quarter of 2003. The increase in research and development costs resulted primarily from increased clinical costs related to pre-study activities for the four Phase 2 trials planned for 2004 and employee bonuses incurred and paid during the quarter. General and administrative expenses increased to $985,000 in the first quarter of 2004 from $496,000 in the first quarter of 2004. The increase in general and administrative expenses resulted primarily from increased investor relations costs and employee bonuses incurred and paid during the quarter.
    "During the first quarter of 2004, Point achieved several key milestones including the initiation of the first of four planned Phase 2 studies which we expect to initiate in the first half of 2004," said Don Kiepert, President and CEO of Point. We are also pleased that we raised additional capital during the quarter which allows us to support our currently anticipated operations into the second half of 2005 and began trading on the NASDAQ SmallCap Market just after the quarter's end."
    Point's cash and investment balance as of March 31, 2004 was $24,626,000. On March 26, 2004, Point received $13,500,000 in gross proceeds relating to the sale of 3,000,000 shares of common stock in a private placement. Offsetting these proceeds were costs totaling approximately $1,500,000 relating to the sale and registration of the shares, resulting in net proceeds from the private placement of approximately $12,000,000. Interest income was $19,000 in the first quarter of 2004 compared to $25,000 in the first quarter of 2003. The decrease in interest income was principally due to lower interest rates in 2004 compared to 2003.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of malignant tumors, hematopoietic disorders and vaccine adjuvants.
    In 2004, Point expects to initiate four Phase 2 clinical studies for its lead product candidate talabostat (PT-100), in three different tumor types. The first Phase 2 study has been initiated and will investigate talabostat in non-small cell lung cancer in combination with Taxotere(R). The other planned trials will study talabostat in metastatic melanoma in combination with cisplatin, as a single-agent therapeutic in metastatic melanoma, and in chronic lymphocytic leukemia in combination with Rituxan(R). Point is currently testing talabostat in combination with Rituxan(R) in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments. In addition, Point has initiated a preclinical development program to develop one member of its family of boroproline compounds as a vaccine adjuvant.
    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop products, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 29, 2004 and from time to time in Point's other reports filed with the Securities and Exchange Commission.



                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)
                                                         Period from
                                                         September 3,
                                                         1996
                                                         (date of
                                  Three months ended     inception)
                                        March 31,        through March
                                     2004         2003   31, 2004
                              ------------ ------------  -------------
REVENUES
   License revenue                     $-      $96,150     $5,115,041
   Sponsored research revenue           -            -      2,400,000
                              ------------ ------------  -------------
            Total revenues              -       96,150      7,515,041
                              ------------ ------------  -------------


OPERATING EXPENSES
   Research and development     2,168,119    1,486,573     25,177,659
   General and administrative     985,179      496,114     10,926,902
                              ------------ ------------  -------------
            Total operating
             expenses           3,153,298    1,982,687     36,104,561
                              ------------ ------------  -------------

Net loss from operations       (3,153,298)  (1,886,537)   (28,589,520)


Interest income                    18,786       24,936      1,001,298
Interest expense                        -            -        (82,652)
                              ------------ ------------  -------------

Net loss                      $(3,134,512) $(1,861,601)  $(27,670,874)
                              ============ ============  =============

Basic and diluted net loss
 per common share                  $(0.21)      $(0.20)
                              ============ ============

Basis and diluted weighted
 average common shares
 outstanding                   15,168,907    9,275,755
                              ============ ============


                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)
                                              March  31,  December 31,
                                                 2004         2003
                                             ------------ ------------

ASSETS
Cash, cash equivalents and marketable
 securities                                  $24,625,865  $14,142,272
Property and equipment, net                      249,738      243,056
Other assets                                     600,623      451,314
                                             ------------ ------------

Total assets                                 $25,476,226  $14,836,642
                                             ============ ============



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                           $1,875,222      928,232
Other liabilities                                 52,367       52,367
Total stockholders' equity                    23,548,637   13,856,043
                                             ------------ ------------

Total liabilities and stockholders' equity   $25,476,226  $14,836,642
                                             ============ ============

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
                 or
             Investor Relations:
             The Trout Group
             Ritu Baral, 212-477-9007 ext. 25